As filed with the Securities and Exchange Commission on October 31, 1996

                                            Registration No. 33-_____
--------------------------------------------------------------------------------

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                     ---------------------------


                               FORM S-3
                        REGISTRATION STATEMENT
             UNDER THE SECURITIES ACT OF 1933, AS AMENDED



                          PHARMOS CORPORATION
                          -------------------
        (Exact name of registrant as specified in its charter)

         Nevada                                        36-3207413
         ------                                        ----------
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)


                          2 Innovation Drive
                        Alachua, Florida 32615
                            (904) 462-1210
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     ---------------------------

                            GAD RIESENFELD
                          2 Innovation Drive
                        Alachua, Florida 32615
                            (904) 462-1210
           (Name, address, including zip code, and telephone
          number, including area code, of agent for service)

                     ---------------------------

                              Copies to:
                        ADAM D. EILENBERG, ESQ.
                          Eilenberg & Zivian
                     666 Third Avenue, 30th Floor
                       New York, New York  10017

                     ---------------------------

      Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of the registration statement

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. |   |

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. | X |
                                               ---

                       CALCULATION OF REGISTRATION FEE
                       -------------------------------

                                            Proposed
                                            Maximum    Proposed
                                            Offering   Maximum     Amount of
Title of Each Class of        Amount to be  Price      Aggregate   Registration
Securities to be Registered   Registered    Per Unit   Price       Fee
-------------------------------------------------------------------------------
Shares of Common stock to be  3,166,667(2)  $1.42(4)   $4,496,667  $1,363
sold by Selling Security               (3)
holders(1)

Shares of Common Stock           50,000(3)  $1.75      $   87,500  $   27
issuable upon exercise of
Warrants to purchase 50,000
Shares at $1.75 per share

Shares of Common Stock           65,000(3)  $1.34      $   87,100  $   27
issuable upon exercise of
Warrants to purchase 65,000
Shares at $1.34 per share

Shares of Common Stock           15,000(3)  $2.31      $   34,650  $   11
issuable upon exercise of
Warrants to purchase 15,000
Shares at $2.31 per share
-------------------------------------------------------------------------------
Total Registration Fee                                 $4,705,917  $1,428

(1) To be offered by selling security holders, after conversion of preferred shares, which can be converted in 25% increments over a period of 1 year.

(2) Assumes conversion price for all the preferred stock at $0.60 which is estimated for the purpose of determining the maximum number of shares of Common Stock obtained upon conversion.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Common Stock issued as a result of the anti-dilution provisions of the Certificate of Designation relating to the Preferred Stock or of the Common Stock Purchase Warrants pursuant to which the Common Stock will be issued are deemed to be registered herewith.

(4) Estimated solely for the purpose of calculating the registration fee. Proposed maximum offering price per share is estimated based upon the average of the high and low prices of the Company's Common Stock listed on the Nasdaq SmallCap Market on October 28, 1996.

       The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              PHARMOS CORPORATION
Cross Reference Sheet Showing Location in Prospectus of Information Required Therein by Item 1 through 13 of Form S-3

      Registration Statement                  Prospectus Caption
          Item and Heading                        of Location
      ----------------------                  ------------------
 1. Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus . . . . . . . .Outside Front Cover

 2. Inside Front and Outside Back
    Cover Pages and Prospectus . . . . . . .Inside Front Cover Page

 3. Summary Information,
    Prospectus Summary
    and Ratio of Earnings to                Outside Front Cover,
    Fixed Charges  . . . . . . . . . . . . .Risk Factors

 4. Use of Proceeds. . . . . . . . . . . . .Use of Proceeds

 5. Determination of Offering Price. . . . .Cover Page

 6. Dilution . . . . . . . . . . . . . . . .Dilution

 7. Selling Security Holders . . . . . . . .Selling Security Holders

 8. Plan of Distribution . . . . . . . . . .Cover Page, Plan of Distribution

 9. Description of the Securities to
    be Registered. . . . . . . . . . . . . .Description of Securities

10. Interest of Named Experts and Counsel. .Experts

11. Material Changes . . . . . . . . . . . .Recent Developments

12. Incorporation of Certain
    Information by Reference . . . . . . . .Incorporation of Certain
                                            Documents by Reference

13. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities. . . . . . . . . . . . .Commission's Policy on
                                            Indemnification for Securities Act
                                            Liabilities

                            SUBJECT TO COMPLETION,
                            DATED OCTOBER 31, 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                              PHARMOS CORPORATION
                              -------------------

                       3,166,667 SHARES OF COMMON STOCK,
                         $.03 PAR VALUE, TO BE SOLD BY
                           SELLING SECURITY HOLDERS

                    50,000 SHARES OF COMMON STOCK ISSUABLE
                 UPON EXERCISE OF WARRANTS TO PURCHASE SHARES
                    AT AN EXERCISE PRICE OF $1.75 PER SHARE

                    65,000 SHARES OF COMMON STOCK ISSUABLE
                 UPON EXERCISE OF WARRANTS TO PURCHASE SHARES
                    AT AN EXERCISE PRICE OF $1.34 PER SHARE

                    15,000 SHARES OF COMMON STOCK ISSUABLE
                 UPON EXERCISE OF WARRANTS TO PURCHASE SHARES
                    AT AN EXERCISE PRICE OF $2.31 PER SHARE


       This Prospectus covers the proposed offer and resale of up to 3,166,667 shares (the "Shares"), the amount of which is calculated based on a $0.60 conversion price, of common stock, par value $.03 ("Common Stock") of Pharmos Corporation (the "Company") held by stockholders (the "Selling Stockholders") who purchased 1,900 shares ($1,900,000 principal amount) of 5% Preferred Stock (the "Series A Preferred Stock") convertible into such shares in a private placement transaction in September 1996 (the "Private Placement Transaction"). The Private Placement Transaction, in which the Company issued 1,900 shares of Series A Preferred Stock to the Selling Stockholders for the principal amount of $1,900,000, was completed on September 30, 1996 (the "Closing Date"). The preferred shares can be converted by the Selling Stockholders as follows: up to 25% of their initial investment after 80 days from the Closing Date, up to a cumulative of 50% of their initial investment after 180 days from the Closing Date, up to a cumulative of 75% of their initial investment after 270 days from the Closing Date, and up to a cumulative of 100% of their initial investment after 360 days from the Closing Date, at prevailing market prices at time of sale.

       This Prospectus also covers the offer and proposed sale by the Company of up to (i) 50,000 shares of Common Stock issuable upon the exercise by the holders thereof of warrants to purchase 50,000 shares (which amount may increase solely to account for applicable anti-dilution adjustments, if any) at an exercise price of $1.75 per share issued to the Selling Stockholders in connection with the Private Placement
Transaction; (ii) 65,000 shares of Common Stock issuable upon the exercise by the holder thereof of warrants to purchase 65,000 shares (which amount may increase solely to account for applicable anti- dilution adjustments, if any) at an exercise price of $1.34 per share issued to a finder in connection with his efforts on behalf of the Company in the Private Placement Transaction; (iii) 15,000 shares of Common Stock issuable upon the exercise by the holder thereof of warrants to purchase 15,000 shares (which amount may increase solely to account for applicable anti-dilution adjustments, if any) at an exercise price of $2.31 per share issued to an advisor of the Company in connection with his efforts on behalf of the Company. (All of the warrants set forth above are hereinafter separately and collectively referred to as the "Warrants" and the shares of Common Stock issuable upon the exercise of the Warrants are hereinafter separately and collectively referred to as the "Warrant Shares.")

       In connection with this offering, the Selling Stockholders and certain holders of the Warrants who may be deemed to be "affiliates" of the Company, as that term is defined under the Securities Act of 1933, as amended (the "Act"), may be deemed to be an "underwriter," as that term is defined under the Act, of the Shares or Warrant Shares offered hereby. It is anticipated that the Selling Stockholders and such affiliates intend to sell the Shares or Warrant Shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each Selling Stockholder and such affiliate will bear all expenses with respect to the offering of the Shares or Warrant Shares offered hereby by him except the costs of legal counsel and costs associated with registering such shares under the Act and preparing and printing this Prospectus.

       The net proceeds from Shares to be sold by the Selling Stockholders (and by holders of Warrant Shares who exercise their Warrants) will inure entirely to their benefit and not that of the Company; however the Company will receive proceeds from the exercise of the Warrants.

       The Company's Common Stock is traded on the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "PARS" The closing price of the Company's Common Stock on October 28, 1996 was $1.41.

                                     (ii)

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN (SEE "RISK FACTORS" AND "DILUTION").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is ____________________, 1996.

                                     (iii)

       The laws of many states provide exemptions from registration, particularly for sales of securities by persons other than issuers, such as the certain of the Selling Stockholders and holders of the Warrants, who do not have a control relationship with the issuer, and for the subsequent resale of such securities by purchasers thereof. Purchasers hereunder should consult with their broker and/or attorney to determine whether applicable state laws permit such purchases and resales by them.

       With respect to the proposed sale of the Shares offered hereby by the Selling Stockholders and the sale of the Warrant Shares by the Company upon exercise of the Warrants, the Company is taking steps to register these securities or permit such sales pursuant to exemption from registration only under the laws of New Jersey, New York and Pennsylvania. However, if holders of the Shares are not residents of the aforementioned states, such holders will not be able to resell their Shares in any other states, including the states in which they reside. In such event, such holders must arrange either (i) to sell their Shares (through a broker/dealer or otherwise) only to a resident of one of the aforementioned states or to an entity, such as a broker/dealer registered in such state, which may be exempt under applicable state laws, or (ii) pursuant to another applicable exemption. In such event, the Company will only permit the transfer of the Shares if its transfer agent receives a certification from the holder that the sale was made to a resident of one of the aforementioned states or to a state registered broker/dealer or the Company receives an opinion of counsel, satisfactory to the Company's counsel, that the resale of the Shares is otherwise exempt from registration under applicable state law.

       With respect to the proposed sale of the Warrant Shares, if holders of the Warrants are not residents of the aforementioned states, the Company will not be able to permit them to exercise Warrants held by them, unless such holders obtain an opinion of counsel, satisfactory to the Company's counsel, that such transaction is exempt from registration. Under such circumstances, their only alternatives may be to sell their Warrants and/or Common Stock to a resident of the aforementioned states or to sell their Warrants and/or Warrant Shares to an entity, such as a registered broker-dealer in such state, which may be exempt under applicable state laws.

       Holders of the Warrants and/or Warrant Shares should consult with their broker and/or attorney to determine what actions should be taken to comply with the laws of their state with respect to any Warrants and/or Warrant Shares held by them and, specifically with respect to the Warrants, ensure that such action is taken well prior to the respective expiration dates of the Warrants, if necessary.

       The Company will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Mr. Gad Riesenfeld, Executive Vice President, Pharmos Corporation, 2 Innovation Drive, Alachua, Florida 32615, (904) 462-1210.


                                     (iv)

       NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                                      (v)

                            ADDITIONAL INFORMATION

       The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, Suite 1300, New York, New York 10048; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of this material also may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's World Wide Web site at http:\www.sec.gov. The statements contained in this Prospectus concerning the contents of any contract or document referred to are not necessarily complete, and in each instance, reference is made to such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by provisions of such exhibit to which reference is hereby made for a full statement of the provisions thereof.

                                     (vi)

                                  THE COMPANY

       The Company is engaged in the development of novel pharmaceuticals based on innovative drug design technologies targeting diseases of the eye, principally ocular inflammation, and the brain, principally stroke and head trauma.

       Its leading product, Lotemax(Trademark), is a proprietary ophthalmic anti-inflammatory drug designed with the Company's proprietary "site active" concept system and has demonstrated significant efficacy in a series of completed Phase III clinical trials and a uniquely superior safety profile compared to currently available ophthalmic steroids. The Company has submitted its New Drug Application ("NDA") for Lotemax(Trademark) to the U.S. Food and Drug Administration ("FDA").

       The Company's principal executive offices are located at 2 Innovation Drive, Alachua, Florida 32615, telephone (904) 462-1210.


                                 RISK FACTORS

       The Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

Early Stage of Development; Technological Uncertainty

       The Company is at an early stage of development. Apart from Lotemax(Trademark), most of the Company's other potential products are early in the research and development phase, and product revenues may not be realized from the sale of any such products for at least the next several years, if at all. Many of the Company's proposed products will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurance that the Company's research and development efforts will be successful, that the Company's potential products will prove to be safe and effective in clinical trials or that any commercially successful products will ultimately be developed by the Company.

History of Operating Losses; Accumulated Deficit

       The Company has experienced significant operating losses since its inception. As of June 30, 1996, the Company had an accumulated deficit of approximately $58 million. The Company expects to incur operating losses over at least the next several years as the Company's research and development efforts and preclinical and clinical testing activities continue. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to successfully commercialize and receive approval on its first proposed product, to complete development of its other proposed products, to obtain required regulatory approvals and to manufacture and market such products.

Future Capital Needs; Uncertainty of Additional Financing

       The Company's operations to date have consumed substantial amounts of cash. The development of the Company's technology and potential products will require a commitment of substantial funds to conduct the costly and time-consuming research necessary to develop and optimize such technology, and ultimately, to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in the research and development of the Company's technology and drug programs, the ability of the Company to establish and maintain collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in its existing research relationships and effective product commercialization activities and arrangements.

       The Company believes that its current cash resources and interest income thereon, including approximately $1.8 million in net cash and cash equivalents received by the Company from the Private Placement Transaction should be sufficient to fund its operating expenses and capital requirements as currently planned through the first quarter of 1997. The Company will seek additional funding through collaborative arrangements or through future public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. In addition, pursuant to the Private Placement Transaction, the Selling Stockholders are granted limited rights to approve of the Company's efforts to obtain convertible debt or equity for a period of one hundred eighty (180) days following the Closing Date. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself.

Dependence on Potential Collaborative Partners

       The Company's strategy for the development, clinical testing, manufacturing, marketing and commercialization of certain of its products includes entering into various collaborations with corporate partners, licensors, licensees and others. To date, the Company has entered into an agreement with Bausch & Lomb to manufacture and market its lead product, Lotemax(Trademark), in the United States. The agreement also covers the co-development of Lotemax(Trademark) line extension products currently being developed by the Company. Pharmos Corporation has signed a letter of intent with Bausch & Lomb to market Lotemax(Trademark) and line extension products currently being developed, throughout Europe, Canada and selected other countries. There can be no assurance that the Company will be able to negotiate any future collaborative agreement with Bausch & Lomb or other companies on acceptable terms, or that any present or future collaborative agreements will be successful. To the extent that the Company chooses not to or is not able to establish such arrangements, the Company would experience increased capital requirements to undertake such activities at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products currently under development into certain markets or find that the development, manufacture, or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.

Technological Change and Competition

       The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and other pharmaceutical, chemical and biotechnology companies is intense. Many competitors or potential competitors have greater financial resources, research and development capabilities, and manufacturing and marketing experience than the Company. To this end, the Company has entered into an agreement with Bausch & Lomb for the manufacture and marketing of Lotemax(Trademark). There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's technology or proposed applications of its technology obsolete.

Technologies Subject to Licenses

       As a licensee of certain research technologies, the Company has various license agreements with certain U.S. federal agencies and the State of Israel, certain universities and Dr. Nicholas Bodor, a former vice president and director of the Company, wherein the Company has acquired exclusive and coexclusive rights to develop and commercialize certain research technologies. The agreements generally require the Company to pay royalties on sale of products developed from the licensed technologies and fees on revenues from sublicensees, where applicable, and the Company is responsible for the costs of filing and prosecuting patent applications. In addition, some of the Company's license agreements require that the Company commit certain sums annually for research and development of the licensed products. The Company's license agreements with the University of Florida and with Dr. Bodor require the Company to pay annual license maintenance fees as well as make payments upon completion of certain milestones occurring in the clinical trials of certain licensed products.

       The exclusivity of license agreements generally expires fifteen years after the later of commercialization or the effectiveness of the patents. Each agreement is terminable by either party, upon notice, if the other party defaults in its obligations.

Uncertainty of Protection of Patents and Proprietary Rights

       The Company's success will depend in large part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the U.S. and in other countries. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in pharmaceutical patents cannot be predicted. There can be no assurance that any issued or pending patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

       The commercial success of the Company also will depend, in part, on Pharmos not infringing patents issued to others and not breaching the technology licenses upon which any Company products are based. It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. In addition, if patents are issued to others which contain competitive or conflicting claims, and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such licenses on commercially favorable terms, if at all.
The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents licensed or issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the U.S. that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

       The Company also relies on secrecy to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, Pharmos protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

Legal Proceedings and Disputes

       The Company is involved in separate disputes with two of its licensors regarding the applicability of the Company's license to a new technology being developed by the licensor and the priority of a licensed patent. The Company believes that its position is correct in both of these disputes and that it will prevail. Although the ultimate outcome of such actions and proceedings cannot be predicted with certainty at this time, the Company believes that losses, if any, in excess of amount accrued resulting from those actions will not have a significant impact on the Company's financial position or results of the operations.

Extensive Government Regulation

      The Company's products require the approval of the FDA before they can be marketed in the U.S. In addition, approvals are also required from health authorities in most foreign countries before the Company's products can be marketed in such countries. Before an NDA, a type of submission used to obtain FDA approval to market a new drug, can be filed with the FDA, a product must undergo, among other things, extensive animal testing and human clinical trials, which can take up to seven years to complete. Except for Lotemax(Trademark), the Company has not yet filed NDAs on its products. The time required for regulatory approval of the Company's products after acceptance for filing an NDA can vary and is usually one to three years or more, and the FDA may require additional animal studies and/or clinical trials before granting approval.
There can be no assurance that the FDA and foreign regulatory agencies will be satisfied with the information, including that emanating from clinical trials, submitted to them in applications (like NDAs) seeking approval and will approve the marketing of any of the Company's potential products, or that problems will not arise that could delay or prevent the commercialization of the Company's future products.

      There can be no assurance that any potential products developed by the Company alone or in conjunction with others will be proven to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing approval. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or disapprovals may be encountered based upon additional government regulation resulting from future legislation or administrative action or changes in FDA policy made during the period of product development and FDA regulatory review. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any potential products developed by the Company. If regulatory approval of a product is granted, such approval will be limited to those therapeutic uses for which the product has been demonstrated through clinical studies and other means to be safe and effective. Furthermore, approval may entail ongoing requirements for post-marketing studies. Even if regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are currently being applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in FDA restrictions being placed on such product or manufacturer or facility, including an order to withdraw a specific product from the market, and may also result in court enforced sanctions against the product, manufacturer or facility.


      The Company may establish collaborative relationships to conduct clinical testing and seek regulatory approvals to market its products in major markets outside the U.S. There can be no assurance that the Company will be successful in establishing such relationships or that such approvals will be received in a timely manner, if at all. To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials, pricing and marketing. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union ("EU") certain registration procedures are available to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization is almost always granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

Lack of Sales and Marketing Capability

      The Company has no experience in sales, marketing or distribution. To market any of its products directly, the Company must develop a marketing force and sales force with technical expertise and with supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical company with an established distribution system and sales force. The Company has entered into an agreement with Bausch & Lomb to market Lotemax(Trademark). There can be no assurance, however, that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products.

Lack of Manufacturing Capability

      The Company currently has limited manufacturing capacity to produce its products for clinical trials. The Company's agreement with Bausch & Lomb addresses the manufacturing of Lotemax(Trademark). The proposed products under development by the Company have never been manufactured on a commercial scale and there can be no assurances that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. Any delay in availability of products may result in delay in the submission of products for regulatory approval or the market introduction and subsequent sales of such products, which would have a material adverse effect on the Company.

Need to Attract and Retain Key Employees and Consultants

      The Company is highly dependent on the principal members of its scientific and management staff. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors will be critical to the Company's success. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all.

      The Company's clinical development is conducted under agreements with universities and medical institutions. The Company depends on the availability of a principal investigator for each such program, and the Company cannot assure that these individuals or their research staffs will be available to conduct clinical development. The Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to Company activities. The Company's academic collaborators may have relationships with other commercial entities, some of which compete with the Company.

Uncertainty of Health Care Reform Measures and Third-Party Reimbursement

      The levels of revenues and profitability of biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the U.S., there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the uncertainty surrounding such proposals could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's proposed products.

Dependence on Reimbursement

      Pharmos' ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable Pharmos to maintain price levels sufficient to realize an appropriate return on its investment in product development.


Risk of Product Liability; Availability of Insurance

      The design, development and manufacture of the Company's products involve an inherent risk of product liability claims and associated adverse publicity. Although the Company currently maintains general liability insurance, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Similarly, the Company currently maintains clinical trial liability insurance, but there can be no assurance that the coverage limit of the Company's insurance policies will be adequate. The Company currently has no product liability insurance, and there can be no assurance that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company and its financial condition.

Use of Hazardous Materials; Potential Liability to Comply with Environmental Problems

      The Company's research and development involves the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

Market for the Company's Securities; Shares Eligible for Future Sale; Possible Volatility of Share Prices

      The market price of the Company's Common Stock, like that of other emerging pharmaceutical companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements by the Company or others regarding scientific discoveries, technological innovations, litigation, products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and the reliability of the Company's testing processes and general market conditions may have a significant impact on the market price of the Common Stock. The addition of the shares being offered hereby and the shares issuable upon exercise of the Company's currently outstanding warrants and options to the number of publicly-traded shares of the Company's Common Stock may affect the volatility of share prices of the Company's Common Stock.

Outstanding Stock Options and Warrants

      As of September 30, 1996, the Company had outstanding incentive stock options to purchase an aggregate of 552,186 shares of Common Stock at an average exercise price of $2.19 per share and non-qualified stock options to purchase an aggregate of 442,192 at an average exercise price of $3.10 per share issued to employees, directors and consultants pursuant to stock option plans and individual agreements with management and directors of the Company and warrants to purchase 3,302,674 shares of the Company's Common Stock at an average price of $2.33 per share, excluding the Warrants.

      The Company may issue additional capital stock, warrants and/or options to raise capital in the future. The Company regularly examines opportunities to expand its technology base and product line through means such as licenses, joint ventures and acquisition of assets or ongoing businesses and may issue securities in connection with such transactions. However, no commitments to enter into or pursue any such transaction have been made and there can be no assurance that any such discussions will result in any such transaction being concluded. In order to attract and retain key personnel, the Company may also issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Company's Common Stock. Also, the existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing.

Anti-Takeover Provisions

      The Company is subject to Sections 78.411-.444 of the Nevada General Corporation Law ("Nevada Law"), an anti-takeover law, which may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over the current prices, and may limit the ability of the stockholders to approve a transaction that they may deem to be in their best interests. In addition, the Board of Directors has the authority without action by the stockholders to fix the rights and preferences of and issue shares of Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company.

Potential Future Acquisitions

      Due to the current uncertainties of the capital markets for emerging pharmaceutical companies, the Company has had preliminary discussions with several emerging pharmaceutical and biotechnology companies about potential business and/or product consolidations, joint ventures, acquisitions, mergers or other business combinations (collectively "acquisitions"). In the event the Company undertakes any such acquisitions it may use some of its cash, including part of the cash received in connection with the Private Placement Transaction, or may issue its stock in connection therewith. Although management would attempt to structure such acquisitions in a manner that will minimize dilution of the equity owned by current stockholders, no assurance can be given that acquisitions will not result in such dilution or that control of the Company will not be changed as a result of such acquisitions. Such acquisitions may be negotiated or may be sought on an unsolicited basis and may involve speculative and risky undertakings by the Company with increased risks to its stockholders. Under Nevada law, acquisitions do not require shareholders' approval except when accomplished by merger or consolidation. The Company does not, in general, intend to submit acquisitions to shareholder vote except where required by Nevada law. The Company has not entered into any preliminary undertaking with any third parties involving any acquisitions or other business combination transactions.

Special Considerations of Doing Business in Israel

      A significant part of the operations of the Company is conducted in Israel through its wholly-owned subsidiary, Pharmos Limited ("Pharmos Ltd."), and is directly affected by economic, political and military conditions there. In addition, Pharmos Ltd. has received certain funding from the Office of the Chief Scientist of the Israel Ministry of Industry and Trade (the "Chief Scientist") relating to its proprietary SubMicron Emulsion Technology and expects to file an application to receive funding with respect to Dexanabinol, a new chemical entity. Such funding prohibits the transfer or license of know-how and the manufacture of resulting products outside of Israel without the permission of the Chief Scientist. Although it is the Company's belief that the Chief Scientist does not unreasonably withhold this permission if the request is based upon commercially justified circumstances and any royalty obligations to the Chief Scientist are sufficiently assured, there can be no assurance that such consent, if requested, would be granted upon terms satisfactory to the Company or granted at all.

Absence of Dividends

      No dividends have been paid on the Common Stock to date, and the Company does not expect to pay cash dividends in the foreseeable future.


                               DILUTION

      As of June 30, 1996, the net tangible book value of the Company was $1,485,797 or $0.05 per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding at that date.

      If all 50,000 of the Warrants exercisable at an exercise price of $1.75 per share are exercised (each of the Warrants purchasing one share of Common Stock), there would be 29,269,969 shares of Common Stock outstanding with a net tangible book value of $0.05 and the purchasers of shares through the exercise of such Warrants at a price of $1.75 per share would suffer immediate dilution of $1.70 per share.

      If all 65,000 of the Warrants exercisable at an exercise price of $1.34 per share are exercised (each of the Warrants purchasing one share of Common Stock), there would be 29,284,969 shares of Common Stock outstanding with a net tangible book value of $0.05 and the purchasers of shares through the exercise of such Warrants at a price of $1.34 per share would suffer immediate dilution of $1.29 per share.

      If all 15,000 of the Warrants exercisable at an exercise price of $2.31 per share are exercised (each of the Warrants purchasing one share of Common Stock), there would be 29,234,969 shares of Common Stock outstanding with a net tangible book value of $0.05 and the purchasers of shares through the exercise of such Warrants at a price of $2.31 per share would suffer immediate dilution of $2.26 per share.

      If all of the Warrants are exercised (each of the Warrants purchasing one share of Common Stock), there would be 29,349,969 shares of Common Stock outstanding with a net tangible book value of $0.06. The purchasers of shares through the exercise of such Warrants at a price of $1.75 per share would suffer immediate dilution of $1.69 per share; the purchasers of shares through the exercise of such Warrants at a price of $1.34 per share would suffer immediate dilution of $1.28 per share; and the purchasers of shares through the exercise of such Warrants at a price of $2.31 per share would suffer immediate dilution of $2.25 per share.


                            USE OF PROCEEDS

      The Company will receive no proceeds from the 3,166,667 shares of Common Stock to be offered and resold by the Selling Stockholders.

      Assuming that all of the 130,000 Warrants whose underlying Common Stock is being offered hereby are exercised, the gross proceeds to be received by the Company will be $209,250. Such proceeds will be added to working capital and used for general corporate purposes. The amount of proceeds to be received by the Company, however, depends on the number of Warrants exercised.

      The Company believes that its current cash resources and interest income thereon, including the funds obtained from the Private Placement Transaction, combined with the proceeds from the exercise of the Warrants, assuming all of the Warrants are exercised (as to which there can be no assurances), should be sufficient to fund its operating expenses and capital requirements as currently planned through the first quarter of 1997. The amounts and timing of expenditures for each purpose will depend on the progress of the Company's research and development programs, technological advances, determinations as to commercial potential, the terms of any collaborative arrangements entered into by the Company for development and licensing, regulatory approvals, and other factors, many of which are beyond the Company's control.

      Pending such uses, the cash received in connection with the Private Placement Transaction and the net proceeds from the exercise of the Warrants (if exercised) will be invested in short-term, interest-bearing investment grade securities. Due to the current uncertainties of the capital markets for emerging pharmaceutical companies the Company has had preliminary discussions with several emerging pharmaceutical and biotechnology companies about potential acquisitions. Any such transaction might involve the use of the Company's cash resources as consideration, including part of the proceeds of this Offering.
The Company has not entered into any preliminary understanding with any third parties involving any acquisitions and is not currently in any negotiations.
See "Risk Factors -- Potential Acquisitions."

                       DESCRIPTION OF SECURITIES

Common Stock

      The Common Stock being offered hereby (i) by the Selling Stockholders,
(ii) by the Company upon the exercise of the Warrants, and (iii) by any "affiliate" of the Company upon the resale of such Common Stock obtained from exercising the Warrants is fully described in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Incorporation of Certain Documents by Reference".

      The Company's Restated Articles of Incorporation currently authorize the issuance of up to 50,000,000 shares of Common Stock. There are currently 29,219,969 shares outstanding, or 33,517,021 shares taking into account exercise of all outstanding stock options (and stock options which the Company is contractually obligated to issue) and warrants (including the Warrants).

Series A Preferred Stock

      The Company's Restated Articles of Incorporation currently authorize the issuance of up to 1,250,000 shares of Preferred Stock. Of the authorized Preferred Stock, 1,900 shares, designated as 5% Series A Preferred Stock, are currently issued and outstanding and held by 3 stockholders. The Series A Preferred Stock was issued in connection to the Private Placement Transaction. Holders of Series A Preferred Stock have the right to convert their shares as follows: up to 25% of their initial investment after 80 days from September 30, 1996 (the "Closing Date"), up to a cumulative of 50% of their initial investment after 180 days from the Closing Date, up to a cumulative of 75% of their initial investment after 270 days from the Closing Date, and up to a cumulative of 100% of their initial investment after 360 days from the Closing Date, at prevailing market prices at time of sale.

Warrants

      The 50,000 Warrants exercisable at an exercise price of $1.75 are exercisable commencing September 30, 1997, and expire on September 30, 2000. The 65,000 Warrants exercisable at an exercise price of $1.34 are exercisable from September 30, 1997 until September 30, 2007. The 15,000 Warrants exercisable at an exercise price of $2.31 are exercisable from March 15, 1997 until March 14, 2002. All of the Warrants contain anti-dilution provisions providing for an adjustment to their respective exercise prices in the event that the Company effects a stock split or stock dividend. In addition, the number and kind of shares of Common Stock underlying the Warrants are subject to adjustments in the event of any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation or entity (other than a subsidiary of the Company in which the Company is the surviving or continuing corporation and no change occurs in the Company's Common Stock). In addition, the 50,000 warrants exercisable at $1.75 and the 65,000 warrants exercisable at $1.34 contain additional anti-dilution provisions providing for an adjustment to their respective exercise prices in the event of the issuance of securities below market prices.

Other Securities--Preferred Stock

      The Company's Restated Articles of Incorporation currently authorize the issuance of up to 1,250,000 shares of Preferred Stock, of which 1,900 shares of Series A Preferred Stock, issued in connection the Private Placement Transaction, is currently issued and outstanding, and empower the Board of Directors, without the necessity of further action or authorization by the stockholders, to authorize the issuance of Preferred Stock from time to time in one or more series and to fix the relative rights, preferences and limitations of each such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any additional shares of Preferred Stock.

Other Securities--Options and Warrants

      As of September 30, 1996, the Company had outstanding incentive stock options to purchase an aggregate of 552,186 shares of Common Stock at an average exercise price of $2.19 per share and non-qualified stock options to purchase an aggregate of 442,192 at an average exercise price of $3.10 per share issued to employees, directors and consultants pursuant to stock option plans and individual agreements with management and directors of the Company and warrants (excluding the Warrants) to purchase 3,302,674 shares of the Company's Common Stock at an average price of $2.33 per share, consisting of: 396,243 warrants which can be exercised until November 1998 each to purchase a single share of Common Stock for $3.06; 223,342 warrants which can be exercised until November 1996 to each purchase a single share of Common Stock for $5.23; 36,393 Class A warrants which can be exercised until March 1998 to purchase 36,393 shares of Common Stock for $2.29 per share and 41,083 Class B warrants, which Class B warrants expire in March 1999 and allow the holder to purchase one share of Common Stock for $2.84; unit purchase options expiring in March 1998 which allow the holder to purchase 331,328 shares of Common Stock for $1.66 per share and 200,146 Class A Warrants which can be exercised to purchase 200,146 shares of Common Stock for $2.29 per share and 225,940 Class B Warrants, which warrants can be exercised to purchase one share of Common Stock per warrant for $2.84 per share; 63,913 warrants which can be exercised until September 1999 each to purchase a single share of Common Stock for $2.30; 214,286 warrants which can be exercised until October 1999 each to purchase a single share of Common Stock for $0.84; 75,000 warrants which can be exercised until February 2000 each to purchase a single share of Common Stock for $0.52; 500,000 warrants which can be exercised from April 1996 until April 2005 to purchase one share of Common Stock per warrant for $2.75 per share; 10,000 Warrants which can be exercised from April 1996 until April 2005 to purchase one share of Common Stock per warrant for $0.78 per share; 25,000 Warrants which can be exercised from May 1996 until April 2000 to purchase one share of Common Stock per warrant for $.75 per share; 25,000 Warrants which can be exercised from May 1996 until April 2000 to purchase one share of Common Stock per warrant for $1.00 per share; 25,000 Warrants which can be exercised from May 1996 until April 2000 to purchase one share of Common Stock per warrant for $1.50 per share; 900,000 Warrants which can be exercised from September 14, 1996 until September 14, 2000 to purchase one share of Common Stock per warrant for $1.80 per share; and 10,000 Warrants which can be exercised from October 31, 1996 until October 31, 2001 to purchase one share of Common Stock per warrant for $1.88 per share.

Nevada Anti-Takeover Laws

      The Company is subject to the provisions of Sections 78.411 through 78.444 of the Nevada Law, an anti-takeover statute (the "Business Combination Statute"). In general, the Business Combination Statute prohibits a publicly-held Nevada corporation from engaging in a "combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such combination is approved in a prescribed manner or satisfies certain fair value requirements. For the purposes of the Business Combination Statute, "combination" includes a merger, an asset sale, the issuance or transfer by the corporation of its shares in one transaction or a series of transactions, having an aggregate fair market value equal to five percent or more of the aggregate market value of the corporation's outstanding shares, to the interested stockholder or to an associate of the interested stockholder, and certain other types of transactions resulting in a financial benefit the interested stockholder. An "interested stockholder" is a person who is the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock or an affiliate or associate of the corporation that at any time within the three years immediately preceding the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock.

      By an amendment to its By-laws, the Company has exempted itself from the provisions of Sections 78.378 through 78.3793 of the Nevada Law, a "control share" statute which otherwise prohibits an acquiring person, under certain circumstances, from voting certain shares of a target corporation's stock after such acquiring person's percentage of ownership of such corporation's stock crosses certain thresholds, unless the target corporation's disinterested stockholders approve the granting of voting rights to such shares.


Transfer Agent and Registrar

      The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, New York, New York.


                         PLAN OF DISTRIBUTION

      The Shares offered hereby by the Selling Stockholders are 3,166,667 shares of Common Stock issuable upon conversion of 1,900 shares ($1,900,000 principal amount) Series A Preferred Stock issued to the holders thereof by the Company in connection with the Private Placement Transaction. This prospectus also covers the issuance by the Company of up to 209,250 shares of Common Stock upon the exercise of the Warrants, 50,000 of which were issued in connection with the Private Placement Transaction, 65,000 of which were issued to a finder in connection with the Private Placement Transaction, and 15,000 of which were issued to an advisor of the Company in connection his efforts on behalf of the Company.

      The sale of all or a portion of the Shares and Warrant Shares offered hereby by the Selling Stockholders may be effected from time to time on the over-the-counter market at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or though one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

      To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

      There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock hereby.


      The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

      The Company has agreed to keep the Registration Statement of which this Prospectus forms a part continuously effective until the earlier of the date that all of such Shares have been sold or three years from the date of this Prospectus.


                       SELLING SECURITY HOLDERS

      The table below sets forth the name of each Selling Stockholder; the total amount of (i) shares of Common Stock and (ii) shares of Warrant Shares issuable upon the exercise of the Warrants beneficially owned by such security holder; the aggregate amount of Common Stock and/or Warrant Shares which may be offered for sale for the account of such security holder, in his/her discretion from time to time pursuant to this Prospectus; and the amount of Common Stock which would be beneficially owned by such security holder after sale of all securities offered by the Selling Stockholder pursuant to this Prospectus, if they are offered and sold, and assuming that any other shares held by such security holders are not sold. None of the Selling Stockholders referred to herein has held any position or office, or had any material relationship, with the Company or any of its predecessors or affiliates within the last three years, except as noted below, and none of the Selling Stockholders will own 1% or more of the outstanding stock of the Company after completion of the offering, except as noted below.

      Because the initial issuance by the Company of the Warrant Shares to non-affiliated holders is covered by the Registration Statement of which this Prospectus forms a part and the resale thereof by such non-affiliated holders need not be registered under the Securities Act, the table below does not include the non-affiliated holders of the Warrants.

                                   Amount of
                                   Warrant Shares Shares of
                      Shares of    Issuable upon  Common Stock
                      Common Stock Exercise of    and/or Warrant    Shares Owned
   Names              Held(1)      Warrants Held  Shares Offered(2) After Sale
   -----              ------------ -------------- ----------------- ------------
Paresco, Inc.            2,500,000        39,473          2,500,000            0

Libertyview Plus Fund      500,000         7,895            500,000            0

Libertyview Fund, LLC      166,667         2,632            166,667            0

Alan M. Mark                     0        65,000          65,000(3)            0

____________________

(1) Includes number of shares of Common Stock received upon conversion of Preferred Stock, assuming conversion price of $0.60. Does not include Common Stock issuable upon exercise of Warrants held by Selling Stockholders.

(2) Does not include the Warrant Shares because the initial issuance by the Company of the Warrant Shares to non-affiliated holders is covered by the Registration Statement of which this Prospectus forms a part and the resale thereof by such non-affiliated holders need not be registered under the Securities Act.

(3) Includes Mr. Mark's Warrant Shares since Mr. Mark is currently an affiliate of the Company, and, therefore, the Registration of which this Prospectus forms a part covers the issuance of his Warrant Shares by the Company upon the exercise of his Warrants and his resale of his Warrant Shares.


                          RECENT DEVELOPMENTS

      On October 2, 1996, the Company announced that it received approval from the Israeli Minister of Health to immediately commence a phase II study with its lead neuroprotective agent, Dexanabinol (HU-211). The double-blinded placebo-controlled study will be conducted in six medical centers in Israel in patients with moderate to severe head injury.

      John Howes, Ph.D., Vice President of Clinical Affairs departed from the Company effective August 31, 1996. Dr. Howes' primary responsibility had been the clinical trial programs of Lotemax(Trademark) and the allergy line extension. The Company's Uveitis study is in the final stage of patient recruitment and the Company has concluded its allergy studies. As a result, the Company does not expect to appoint a replacement in the near term.

      On August 26, 1996, the Company announced that Fredric D. Price was appointed to its Board of Directors. Price replaced former board member William
C. Hulley, who resigned from the board to devote more time to other business interests.

      On July 10, 1996, the Company announced the award of $1 million from U.S. Binational Industrial Research Development Foundation ("BIRD-F") to support the development of a product containing its site-active steroid, Lotemax(Trademark) and the antibiotic tobramycin. The Foundation provides funding to stimulate collaboration between Israeli and U.S. companies. The grant is based on a budget allocated to the development of Lotemax(Trademark), which is shared equally by the Company and Bausch & Lomb Pharmaceuticals.

      Effective July 1, 1996, Alan M. Mark was appointed to the position of Acting Chief Financial Officer. Mark replaced Colin Neill, who assisted the

Company during a transition period.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act.

      (b) The Company's Quarterly Reports on Form 10-Q, for the quarters ending March 31, and June 30, 1996, filed pursuant to Section 13 of the Exchange Act.

      (c) The Company's Current Report on Form 8-K, dated April 18, 1996, filed pursuant to Section 13 of the Exchange Act, describing the settlement of the Company's dispute with Dr. Nicholas Bodor regarding the License Agreement between the Company and Dr. Bodor relating to Lotemax(Trademark).

      (d) The Company's Current Report on Form 8-K, dated February 15, 1996, filed pursuant to Section 13 of the Exchange Act, describing a favorable ruling the Company received in its dispute with Dr. Bodor.

      (e) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to
Section 12 of the Exchange Act.

      In addition, all reports and other documents to be filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, as well as all such reports filed after the date hereof and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.


                    COMMISSION'S POLICY ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

      Article 12 of the Company's Restated Articles of Incorporation directs the Company to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law, including the federal securities law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company, or to underwriters (or controlling persons thereof) of which an officer, partner, or controlling person thereof is one of the foregoing pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by any such persons, in the successful defense of any action, suit or proceeding) is asserted by any such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                            LEGAL OPINIONS

      Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Eilenberg & Zivian, 666 Third Avenue, New York, New York 10017.


                                EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         PHARMOS CORPORATION
                         -------------------

                           __________, 1996



                                 INDEX
                                 -----


                                                                Page No.


THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . 11

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . 12

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . 14

SELLING SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . . 15

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . 17

COMMISSION'S POLICY ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . . . . . . 17

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

      The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, assuming all of the Warrants are exercised at their respective exercise price (all of which will be borne by the Registrant).

Securities and Exchange Commission Fee . .$ 1,428
Printing and Engraving Expenses. . . . . .    100
Accountants' Fees and Expenses . . . . . .  3,000
Legal Fees and Expenses. . . . . . . . . . 15,000
Blue Sky Filing Fees . . . . . . . . . . .  1,500
Miscellaneous. . . . . . . . . . . . . . .     72

TOTAL                                     $21,100


Item 15.   Indemnification of Directors and Officers.

      Article 12 of the Registrant's Certificate of Incorporation directs the Registrant to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law.
Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

      The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person.

Item 16.   Exhibits

           4(a) Specimen of Common Stock Certificate (incorporated by reference to Form S-3 Registration Statement of the Company dated November 25, 1994 [No. 33-86720])

           4(b) Restated Articles of Incorporation (incorporated by reference to Appendix E to the Joint Proxy Statement/ Prospectus included in the Form S-4 Registration Statement of the Registrant dated September 28, 1992 [No. 33-52398])

           4(c) Certificate of Amendment of Restated Articles of Incorporation (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 [No. 0-11550])

           *4(d) Certificate of Designation, Rights, Preferences and Privileges of Series A Preferred Stock of the Company

           4(e) Amended and Restated By-Laws (incorporated by reference to Form S-1 Registration Statement of the Company dated June 30, 1994 [No. 33-80916])

           *4(f) Form of 5% Preferred Stock Securities Purchase Agreement dated as of September 30, 1996 between the Company and the Investors

           *4(g) Form of Stock Purchase Warrant dated as of September 30, 1996 between the Company and the Investors

           *4(h) Form of Stock Purchase Warrant dated as of September 30, 1996 between the Company and Alan M. Mark

           *4(i) Form of Warrant Agreement dated as of March 15, 1996 between the Company and Michael E. Lewis, Ph.D.

           *5         Opinion re: legality

           23(a) Consent of Eilenberg & Zivian (included in the Opinion filed as Exhibit 5)

           *23(b)     Consent of Price Waterhouse LLP

_______________

*     Filed herewith

Item 17.   Undertakings.

      The undersigned Registrant hereby undertakes;

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that Paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                     II-3

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua and State of Florida on the 30th day of October, 1996.

                              PHARMOS CORPORATION


                              By:/s/       HAIM AVIV
                                 ---------------------------------------
                                 Dr. Haim Aviv, Chairman, Chief
                                 Scientist, Chief Executive Officer
                                 and Director (Principal Executive
                                 Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated:

Signature                        Title                     Date
---------                        -----                     ----

/s/  ALAN M. MARK                Acting Chief              October 30, 1996
---------------------------      Financial Officer
Alan M. Mark                     (Principal Financial and
                                 Accounting Officer)


/s/ MARVIN P. LOEB               Director                  October 30, 1996
---------------------------
Marvin P. Loeb


/s/ E. ANDREWS GRINSTEAD III     Director                  October 30, 1996
----------------------------
E. Andrews Grinstead III


/s/ STEPHEN C. KNIGHT            Director                  October 30, 1996
---------------------------
Stephen C. Knight


/s/ DAVID SCHLACHET              Director                  October 30, 1996
---------------------------
David Schlachet



/s/ FREDRIC D. PRICE             Director                  October 30, 1996
---------------------------
Fredric D. Price